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                                                                    Exhibit 10.4


                                     FORM OF
                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the seventh day of June, 2001, by and between SAXON CAPITAL, INC., a Virginia corporation (the "Company"), SAXON MORTGAGE, INC., a Virginia corporation ("SMI"), MICHAEL L. SAWYER ("Executive") and SAXON CAPITAL ACQUISITION CORP., a Delaware corporation ("SCAC").

                                    RECITALS

         WHEREAS, the Company is a wholly-owned subsidiary of Dominion Capital, Inc., a Virginia corporation ("DCI"), and SMI is a wholly-owned subsidiary of the Company;

         WHEREAS, Executive and SMI have entered into an Employment Agreement dated as of January 1, 2001 (the "Original Agreement"), whereby Executive is engaged and employed by SMI as President;

         WHEREAS, DCI and the Company have entered into a Stock Purchase Agreement dated as of June 7, 2001 (the "Stock Purchase Agreement"), whereby DCI has agreed to sell all of the issued and outstanding capital stock of the Company (the "Company Stock") to SCAC (Capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Stock Purchase Agreement.);

         WHEREAS, pursuant to the Stock Purchase Agreement, it is a condition to Closing that the Company and Executive shall enter into this Agreement;

         WHEREAS, the Company and Executive desire to enter into this Agreement which provides for the terms and conditions of Executive's employment with the Company as of, and effective upon, the Closing Date (the "Effective Date"); and

         WHEREAS, upon the Effective Date, this Agreement shall supersede and replace the Original Agreement in its entirety and the Original Agreement shall be of no further force or effect.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

                                   AGREEMENT

                                   ARTICLE I.

                                   EMPLOYMENT

         1.1 TERM. This Agreement shall be effective from the Effective Date and shall remain in effect until midnight on the third anniversary of the Effective Date (the "Initial Term"), and will automatically be renewed for successive one-year terms (each an "Additional Term" and


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referred to herein together with the Initial Term as the "Term"), unless either the Company or Executive notifies the other in writing of its intention to terminate the Agreement as of the end of the then current Initial Term or Additional Term, as applicable, at least ninety (90) days prior to the end thereof.

         1.2 POSITION AND DUTIES. The Company hereby engages and employs Executive as Chief Executive Officer of the Company. SCAC shall appoint Executive as a Director of the Company's Board of Directors (the "Board"). The Board may provide such additional designations of title to Executive as the Board, in its discretion, may deem appropriate. Executive shall perform the executive duties and functions related to the above positions, subject to the limitations of authority set forth from time to time in any resolution of the Board or applicable law.

         1.3 BEST EFFORTS. Executive agrees to devote his full time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability, and not to engage in any other employment activities. Notwithstanding anything herein to the contrary, Executive shall not be precluded from: (i) engaging in charitable activities and community affairs and managing his personal investments and affairs; PROVIDED, that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement; or
(ii) owning up to 1% of a publicly-held company engaged in the same or similar business as the Company.

                                  ARTICLE II.

                            COMPENSATION AND BENEFITS

         2.1 BASE SALARY. For all services to be rendered by Executive under this Agreement, the Company agrees to pay Executive an annual base salary ("Base Salary") of $325,000 (subject to adjustment upward as recommended by the Compensation Committee of the Board (the "Compensation Committee")), less deductions required by law, payable in accordance with the normal payroll practices of the Company.

         2.2 ANNUAL PERFORMANCE BONUS.

             (a) PAYMENT OF PERFORMANCE BONUS. The Company shall pay to Executive an annual cash bonus of up to 100% of Executive's Base Salary, as determined by the Board, or the Compensation Committee, based on Executive's performance and the performance of the Company during the prior fiscal year ("Bonus"); PROVIDED, HOWEVER, that if a Registration Statement required to be filed by the Company (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to Section 2 of that certain Registration Rights Agreement dated as of the Effective Date, between SCAC and Friedman, Billings, Ramsey & Co., Inc., a Delaware corporation, is not filed with the Commission within one hundred twenty (120) days of the Effective Date, Executive's Bonus for the year ended December 31, 2001 shall in no event exceed 50% of Executive's Base Salary. On or before March 1 of each year, the Company shall pay to Executive the estimated amount of such Bonus (the "Estimated Bonus") based on the unaudited financial statements of the Company for the

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prior fiscal year. On or before April 15 of each year, the Estimated Bonus shall be adjusted in accordance with the audited financial statements of the Company for the prior fiscal year. The Board, or the Compensation Committee, shall promptly notify Executive in writing of the amount of adjustment, if any. If the Bonus is greater than the Estimated Bonus, the Company shall pay to Executive an additional cash payment equal to the amount by which the Bonus exceeds the Estimated Bonus. If the Bonus is less than the Estimated Bonus, Executive shall pay to the Company a cash payment equal to the amount by which the Estimated Bonus exceeds the Bonus. Any amount required to be paid pursuant to the preceding two sentences shall be made by the responsible party within ten (10) business days of the delivery of notice of adjustment to Executive. Except as provided in Section 2.2(b), the Company shall not be obligated to pay Executive any Bonus for his performance or the Company's performance during any year, unless Executive is employed through December 31 of such year.

             (b) PRO-RATED BONUS UPON CHANGE IN CONTROL OR DEATH. Within fifteen
(15) days following the consummation of a Change in Control (as defined below) or Executive's death, the Company shall pay to Executive or to his estate or heirs a pro-rated cash bonus equal to 100% of Executive's annual Base Salary, pro-rated from January 1 of the year in which such Change in Control or death occurs through and including the date of such Change in Control or death (the "Pro-Rated Bonus").

         2.3 OTHER BENEFITS. The Company will further provide to Executive, at the Company's expense, the following other benefits ("Other Benefits"):

             (a) An annual vacation leave of a minimum of five (5) weeks per calendar year at full pay;

             (b) Full participation, on a basis commensurate with his position with the Company, in all plans of life, accident, disability and health insurance that generally are made available to senior executives of the Company; and

             (c) Stock options ("Options") for 500,000 shares of the Common Stock, par value $0.01 per share, of SCAC, which shall be incentive stock options to the extent permissible pursuant to Section 422 of the Code, and which are to be granted pursuant to the terms of 2001 Stock Incentive Plan (the "Plan"). Any portion of such options not eligible from year to year for treatment as incentive stock options pursuant to Section 422 of the Code shall be treated as nonqualified employee stock options for purposes of the Code. The Options shall have an exercise price equal to $10.00 and shall vest 25% on the first anniversary of the Effective Date and 25% on each anniversary thereafter, unless the vesting of such Options accelerate pursuant to Sections 3.1(b) or 3.2(b) hereof or such Options expire or accelerate pursuant to the Plan or action of the Compensation Committee. The Options shall be governed by the Plan and shall be exercisable in accordance with the terms thereof; PROVIDED, HOWEVER, that to the extent any terms of the Plan are inconsistent with the terms of this Agreement (including, but not limited to, the provisions regarding the vesting or exercise of any Options), the terms of this Agreement shall govern and shall constitute an amendment to the Plan. The Company agrees to execute such documents and take any other action reasonably required to cause such Options to be exercisable in accordance with the terms of this Agreement. Executive acknowledges that such option grant



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is intended to cover the Initial Term and that the Company has no commitment to issue additional options to Executive during the Initial Term, any Additional Term or thereafter.

         2.4 EXPENSE REIMBURSEMENT. The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in promoting the business of the Company, including expenditures for entertainment, travel, or other expenses; PROVIDED, that (i) such expenditures are of a nature qualifying them as legitimate business expenses and (ii) Executive furnishes to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate such expenditures in accordance with the Company's policies and procedures.

                                  ARTICLE III.

                TERMINATION, SEVERANCE PAY AND CHANGE IN CONTROL

         3.1 TERMINATION BY THE COMPANY.

             (a) Severance PAY.

                 (i) In the event that Executive's employment with the Company is terminated by the Company for Cause (as defined below), Executive shall not be entitled to any Severance Pay (as defined below) or employee benefits (including Other Benefits); PROVIDED, HOWEVER, that, notwithstanding any provision of the Plan, any Options that are vested as of the date of such termination shall expire and become unexercisable as of the earlier of (i) the date such Options would expire in accordance with their terms had the Executive remained employed or (ii) ten (10) calendar days after the date of such termination.

                 (ii) In the event that Executive's employment with the Company is terminated by the Company other than for Cause, or Executive becomes entitled to Severance Pay pursuant to Section 3.1(a)(ii), then, subject to Section 3.5 and in consideration of Executive's compliance with his obligations under Articles IV and V and Executive's execution of a general release in favor of the Company and its affiliates, Executive shall be entitled to severance pay in the form of monthly payments to Executive in an amount equal to 1/12th of the sum of
(A) Executive's annual Base Salary plus (B) 100% of the maximum Bonus for the fiscal year in which termination occurs, less deductions required by law ("Severance Pay") payable in accordance with the normal payroll practices of the Company, for twenty-four (24) months following such termination (the "Severance Payout Period"). Alternatively, provided that Executive executes and delivers the said general release within fifteen (15) days following such a termination of employment by the Company other than for Cause, at the Executive's sole election the Executive's Severance Pay shall be payable at the time of such delivery of the general release and shall consist of a lump sum equal to 200 percent (200%) of the sum of the amounts described in clauses (A) and (B) of this subsection. Executive acknowledges and agrees that in the event Executive breaches any provision of Articles IV or V or the general release, his right to receive Severance Pay under this Section 3.1(a)(ii) shall automatically terminate and Executive shall repay all Severance Pay received.



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             (b) BENEFITS. Following the effective date of termination,
Executive shall cease to be a Company employee and shall not be entitled to any employee benefits (including Other Benefits), except as set forth in this
Section 3.1(b). In the event that the Company terminates Executive's employment other than for Cause (or, as provided in Section 3.2(b)(ii), Executive voluntarily terminates his employment for Good Reason (as defined below), for the longer of (A) twelve (12) months after the Executive's date of termination, or (B) the Severance Payout Period in the event Executive has not elected a the lump sum payment described in Section 3.1(a)(ii), Company shall continue to provide benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2.3(b) of this Agreement if Executive's employment had not been terminated or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies, PROVIDED, HOWEVER, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan. Notwithstanding anything herein to the contrary, Executive's termination shall not preclude Executive from exercising his rights under COBRA to pay for the continuation of benefits previously provided by the Company. In the event that the Company terminates Executive's employment other than for Cause (or, as provided in Section 3.2(b)(ii), Executive voluntarily terminates his employment for Good Reason (as defined below)), all Options granted pursuant to Section 2.3(c) shall vest as of the effective date of such termination.

             (c) CAUSE. For purposes of this Agreement, "Cause" shall mean
(i) an act or acts of personal dishonesty by Executive that were intended to result in substantial personal enrichment of Executive at the expense of the Company; (ii) Executive's conviction of any felony; or (iii) Executive's gross negligence, willful insubordination or misconduct, intentional or persistent failure to perform stated duties or abide by the Company's policies, or material breach of any provision of this Agreement, including without limitation any representation or covenant contained in Articles IV or V.

         3.2 TERMINATION BY EXECUTIVE.

             (a) NOTICE. Executive shall have the right to voluntarily terminate his employment with the Company for whatever reason by providing the Company with at least sixty (60) days prior written notice.

             (b) SEVERANCE PAY.

                 (i) In the event Executive voluntarily terminates his employment with the Company without Good Reason, Executive shall not be entitled to any Severance Pay or employee benefits (including Other Benefits).

                 (ii) In the event Executive voluntarily terminates his employment with the Company for Good Reason, Executive shall be entitled, subject to Section 3.5, to Severance Pay and all Options granted pursuant to
Section 2.3(c) shall vest as of the effective date of such termination to the same extent as if Executive's employment with the Company had been



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terminated other than for Cause as provided in Sections 3.1(a) and 3.1(b);
PROVIDED, that (i) Executive gives written notice of his resignation within thirty (30) days of the occurrence of such Good Reason and advises, as part of such resignation, that he is resigning because of the Good Reason, and (ii) the occurrence of the Good Reason was not based on Cause. Executive acknowledges and agrees that in the event Executive breaches any provision of Articles IV or V or the general release, his right to receive Severance Pay under this Section 3.2(b)(ii) shall automatically terminate and Executive shall repay all Severance Pay received.

                 (iii) For purposes of this Agreement, a resignation tendered by Executive pursuant to a direct request of the Board or another officer with higher executive status shall, for purposes of this Agreement, be treated as an involuntary termination, entitling Executive to Severance Pay and Option vesting in accordance with the provisions of Sections 3.1(a) and 3.1(b) so long as the request was not based on Cause.

             (c) GOOD REASON. For purposes of this Agreement, "Good Reason" shall include (i) the material reduction or material adverse modification without Executive's prior written consent of Executive's authority or duties (I.E., the substantial diminution or adverse modification in Executive's title, status, overall position, responsibilities, reporting relationship or general working environment); (ii) any reduction in Executive's Base Salary or Bonus calculation or any material reduction in employee benefits; (iii) any requirement to move Executive's principal place of employment to a location that is more than a 50 mile radius from its current location; or (iv) any material breach of this Agreement by the Company that is not cured within thirty (30) days following demand for the cure thereof.

         3.3 DEATH. In the event of Executive's death, this Agreement shall automatically terminate and shall be of no further force and effect. Termination of Executive's employment as a result of his death shall not accelerate the vesting of Executive's Options or result in any obligation by the Company to pay to Executive's estate or heirs any Severance Pay or employee benefits (including Other Benefits) except as set forth in Section 2.2(b). To the extent not inconsistent with the terms of the Plan described in Section 2.3(c), Executive's Options shall vest and be exercisable by Executive's estate at the same times as if the Executive had continued to be employed by the Company.

         3.4 DISABILITY. In the event of Executive's Disability (as defined below) during the Term for any period of at least three (3) consecutive months, the Company shall have the right, which may be exercised in its sole discretion, to terminate this Agreement. In the event the Company elects to terminate this Agreement due to Executive's Disability, the vesting of the Options shall not accelerate and Executive shall not be entitled to any Severance Pay or employee benefits (including Other Benefits) at any time, but Executive shall be entitled to disability benefits to the extent provided in accordance with the policies and plans described in Section 2.3(c) of this Agreement as established from time to time by the Company. To the extent not inconsistent with the terms of the Plan described in Section 2.3(c), Executive's Options shall vest and be exercisable by Executive or his legal representative at the same times as if the Executive had continued to be employed by the Company. For purposes of this Agreement, "Executive's Disability" shall mean the inability of Executive to perform his employment services hereunder by reason of physical or mental illness or incapacity as determined by a



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physician chosen by the Company and reasonably satisfactory to Executive or his legal representative.

         3.5 CHANGE IN CONTROL.

             (a) Upon the consummation of a Change in Control, Executive shall be entitled to pay in the form of monthly payments to Executive in an amount equal to 1/12th of the sum of (A) Executive's annual Base Salary plus (B) the maximum Bonus for the fiscal year in which the consummation of a Change in Control occurs, less deductions required by law, payable in accordance with the normal payroll practices of the Company, for twenty-four (24) months following consummation of such Change in Control ("Change in Control Payment"). Alternatively, at the Executive's sole election, the Executive's Change in Control Payment shall consist of a lump sum equal to 200 percent (200%) of the sum of the amounts described in clauses (A) and (B) of this subsection. The Change in Control Payment shall be in addition to, and not in lieu of, Executive's Base Salary and Bonus, if any, payable in accordance with the terms of this Agreement. In addition, upon the consummation of a Change in Control, all of the Options shall become immediately and fully exercisable. Following the consummation of a Change in Control, Executive shall not be entitled to receive, and hereby waives all right to, Severance Pay pursuant to Section 3.1 or 3.2 in the event Executive's employment with the Company is terminated for any reason. For purposes of this Section 3.5, "Change in Control" shall mean an acquisition, merger or consolidation of the Company or the sale of voting control or all or substantially all of the assets of the Company with, by or to any person or entity in which the stockholders of the Company immediately prior to the effective date of such Change in Control do not own a majority of the outstanding shares of the capital stock of the surviving entity after such Change in Control; PROVIDED, HOWEVER, that "Change in Control" shall not be deemed to have occurred as a result of the consummation of the transactions provided for in the Stock Purchase Agreement or the resale of any securities under the Registration Statement. If Executive's employment with the Company is terminated by the Company other than for Cause at any time following the public announcement of a prospective Change in Control, then, notwithstanding such termination, the Company shall pay to Executive, the Change in Control Payment based on Executive's Base Salary in effect on the date of such termination; PROVIDED, HOWEVER, that such Change in Control Payment shall be reduced by the total amount of any Severance Pay received by Executive, and Executive thereafter shall not be entitled to any further payments of Severance Pay.

             (b) In the event that any payments, distributions or benefits provided or to be provided to the Executive, whether pursuant to this Agreement or from other plans or arrangements maintained by the Company or any of the Consolidated Subsidiaries (excluding the Adjusted Gross Up Payment and Additional Gross Up Payment (as such terms are hereinafter defined)) (collectively, the "Payment") would be subject to excise tax under Section 4999 of the Code (such excise tax and any penalties and interest collectively, the "Penalty Tax"), the Company shall pay to the Executive in cash an additional amount equal to the Adjusted Gross Up Payment. The "Adjusted Gross Up Payment" shall be an amount such that after payment by the Executive of all federal, state, local, employment and medicare taxes thereon (and any penalties and interest with respect thereto), the Executive retains on an after tax basis a portion of such amount equal to the aggregate of 80% of the Penalty Tax imposed upon the Payment and 100% of the Penalty Tax imposed upon the Adjusted Gross Up Payment.


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                 (i) For purposes of determining the amount of the Adjusted
Gross Up Payment, the value of any non-cash benefits and deferred payments or benefits subject to the Penalty Tax shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and
(4) of the Code. In the event that, after the Adjusted Gross Up Payment is made, the Executive becomes entitled to receive a refund of any portion of the Penalty Tax, the Executive shall promptly pay to the Company 80% of such Penalty Tax refund attributable to the Payment (together with 80% of any interest paid or credited thereon by the Internal Revenue Service) and 100% of the Penalty Tax refund attributable to the Adjusted Gross Up Payment (together with 100% of any interest paid or credited thereon by the Internal Revenue Service).

                 (ii) As a result of the uncertainty regarding the application of Section 4999 of the Code, it is possible that the Internal Revenue Service may assert that the Penalty Tax due is in excess of the amount of the anticipated Penalty Tax used in calculating the Adjusted Gross Up Payment (such excess amount is hereafter referred to as the Underpayment"). In such event, the Company shall pay to the Executive, in immediately available funds, at the time the Underpayment is assessed or otherwise determined, an additional amount equal to the Additional Gross Up Payment. The "Additional Gross Up Payment" shall be an amount such that after payment by the Executive of all federal, state, local, employment and medicare taxes thereon (and any penalties and interest with respect thereto), the Executive retains on an after tax basis a portion of such amount equal to the aggregate of (i) 80% of the portion of the Underpayment attributable to the Payment, (ii) 100% of the portion of the Underpayment attributable to the Adjusted Gross Up Payment and (iii) 100% of the Penalty Tax imposed on the Additional Gross Up Payment.

                                  ARTICLE IV.

                          NONDISCLOSURE OF INFORMATION

         4.1 NONDISCLOSURE OF PROPRIETARY INFORMATION. At all times during and after Executive's employment with the Company (whether or not such termination is voluntary or involuntary, with or without Cause or Good Reason or by Executive's Disability), Executive agrees to keep in strict confidence and trust all Proprietary Information (as defined below) and not to use or disclose (or induce or assist in the use or disclosure of) any Proprietary Information without the prior express written consent of the Company, except as may be necessary in the ordinary course of performing Executive's duties as an officer of the Company. Executive acknowledges that irreparable injury will result to the Company from Executive's violation or continued violation of the terms of this Article IV, and Executive expressly agrees that the Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation. For purposes of this Agreement, "Proprietary Information" shall mean information generally unavailable to the public that has been created, discovered, developed or otherwise become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company, including any modifications or enhancements thereto, which information has material economic value or potential material economic value to the Company or the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, financial, sales and distribution information; business plans, strategies and forecasts;



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lists of employees, contractors, customers, agents and independent brokers;
trade secrets; processes; formulas; data; know-how; negative know-how; improvements; discoveries; developments; designs; inventions; techniques; proposals; reports; client information; and software programs and information (whether or not expressed in written form). Such restrictions on the use or disclosure of Proprietary Information do not extend to any item of information which (i) is publicly known immediately prior to the time of its disclosure,
(ii) is lawfully received from a third party not bound in a confidential relationship to the Company or (iii) is published or otherwise made known to the public by the Company.

         4.2 RETURN OF PROPRIETARY INFORMATION AND PROPERTY. Upon termination of Executive's employment for any reason, Executive will deliver to the Company all Proprietary Information and any equipment, supplies, facilities and other tangible property owned, leased or contracted for by the Company which property is in Executive's possession as of the date of such termination.

                                   ARTICLE V.

                      NON-COMPETITION AND NON-SOLICITATION

         5.1 NON-COMPETITION. Executive agrees that, so long as he is employed by the Company and for a period of one (1) year after termination of his employment for any reason except termination by the Company for Cause, he shall not, without the prior written consent of the Company, either directly or indirectly, including, without limitation, through a partnership, joint venture, corporation or other entity or as a consultant, director or employee, engage in any activity which the Company shall determine in good faith to be in competition with the Company, including, without limitation, any business activities conducted by the Company as of the date hereof within those geographic areas in which the Company conducts active business operations. The parties hereto agree that both the scope and nature of the covenant and the duration and area for which the covenant not to compete set forth in this
Article V is to be effective are reasonable in light of all facts and circumstances.

         5.2 NON-SOLICITATION. Executive agrees that, so long as he is employed by the Company and for a period of one (1) year after termination of his employment for any reason except termination by the Company for Cause, he shall not (i) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company, (ii) usurp any opportunity of the Company that Executive became aware of during his tenure at the Company or which is made available to him on the basis of the belief that Executive is still employed by the Company, or (iii) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to restrict or cancel the business of any such account, customer or client with the Company.

         5.3 SPECIFIC PERFORMANCE. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenants, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law, in equity or



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under this Agreement, may be enforced by the Company in the event of the breach or threatened breach by Executive, by injunctions and/or restraining orders. If the Company is involved in court or other legal proceedings to enforce the covenants contained in this Article V, then, in the event the Company prevails in such proceedings, Executive shall be liable for the payment of reasonable attorneys' fees, costs and ancillary expenses incurred by the Company in enforcing its rights hereunder.

                                  ARTICLE VI.

                                  MISCELLANEOUS

         6.1 SUCCESSORS AND ASSIGNS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns. The obligations and duties of Executive hereunder are personal and otherwise not assignable. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any Change in Control. In the event of any such Change in Control, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting entity, or the entity to which such assets shall have been transferred, as the case may be; PROVIDED, HOWEVER, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         6.2 ARBITRATION. Other than with respect to Articles IV and V hereof, any and all disputes arising out of the interpretation, application or breach of this Agreement shall be subject to arbitration pursuant to the Company's Mutual Agreement to Arbitrate Claims, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference.

         6.3 NO WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

         6.4 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws and decisions of the Commonwealth of Virginia (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

         6.5 NOTICE. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier or by fax and shall be deemed to have been duly given upon hand delivery, receipt if mailed, the first business day following delivery to a commercial overnight courier or upon receipt of a fax, and addressed, if to the Company, to its then principal office, attention Chairman of the Board; and if to Executive, at Executive's address appearing below on the signature page hereto or at such other address as Executive may designate from time to time in accordance with the terms of this Section 6.5.


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         6.6 AMENDMENTS. No amendment or modification of the terms of this
Agreement shall be valid unless made by written agreement executed by the parties hereto or their respective successors and legal representative.

         6.7 SEVERABILITY. In the event that any provision of this Agreement, including without limitation any provision of Article IV or Article V, shall to any extent be held invalid, unreasonable or unenforceable, in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law, but only to the extent that such enforceability is in accordance with the intent of the parties as evidenced by this Agreement. If any provision, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall have the power, and is hereby asked by the parties, to reduce the scope, duration and/or area of such provisions (and to substitute appropriate provisions for any such unenforceable provisions) in order to make such provisions enforceable to the fullest extent permitted by law, and/or to delete specific words and phrases, and such modified provisions shall then be enforceable and shall be enforced.

         6.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous negotiations, understandings or agreements of the parties, whether written or oral, with respect to such subject matter.

         6.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Employment Agreement as of the day and year first above written.

                                        SAXON CAPITAL, INC.:



                                        By:_____________________________________
                                           Name:________________________________
                                           Its:_________________________________


                                        SAXON MORTGAGE, INC.:



                                        By:_____________________________________
                                           Name:________________________________
                                           Its:_________________________________


                                        SAXON CAPITAL ACQUISITION CORP.:



                                        By:_____________________________________
                                           Name:________________________________
                                           Its:_________________________________


                                        EXECUTIVE:



                                        ----------------------------------------
                                        Michael L. Sawyer
                                        Address:

                                        ----------------------------------------
                                        ----------------------------------------
                                        ----------------------------------------


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                                    EXHIBIT A


                      MUTUAL AGREEMENT TO ARBITRATE CLAIMS


         Executive recognizes that differences may arise between the Company and Executive during or following Executive's employment with the Company, and that those differences may or may not be related to Executive's employment. Executive understands and agrees that by entering into the Employment Agreement (the "Employment Agreement") with the Company into which this Mutual Agreement to Arbitrate Claims is incorporated by reference (this "Arbitration Agreement"), Executive anticipates gaining the benefits of a speedy, impartial dispute-resolution procedure.

         Executive understands that any capitalized terms used but not defined in this Arbitration Agreement shall have the meanings ascribed thereto in the Employment Agreement, provided that any reference in this Arbitration Agreement to the Company will also be a reference to all subsidiary and affiliated entities; all benefit plans; the benefit plans' sponsors, fiduciaries, administrators, affiliates; and all successors and assigns of any of them.

         CLAIMS COVERED BY THIS ARBITRATION AGREEMENT

         The Company and Executive mutually consent to the resolution by arbitration of all claims ("claims"), whether or not arising out of Executive's employment (or its termination), that the Company may have against Executive or that Executive may have against the Company or against its officers, directors, employees or agents in their capacity as such or otherwise. The claims covered by this Arbitration Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the Claims Not Covered section below.

         Except as otherwise provided in this Arbitration Agreement, both the Company and Executive agree that neither shall initiate or prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claim covered by this Arbitration Agreement.

         CLAIMS NOT COVERED BY THIS ARBITRATION AGREEMENT

         Claims Executive may have for workers' compensation or unemployment compensation benefits are not covered by this Arbitration Agreement.

         Also not covered are claims by the Company for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or


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confidential information, as to which Executive understands and agrees that the
Company may seek and obtain relief from a court of competent jurisdiction.

         REQUIRED NOTICE OF ALL CLAIMS AND STATUTES OF LIMITATIONS

         The Company and Executive agree that the aggrieved party must give written notice of any claim to the other party within one (1) year of the date the aggrieved party first has knowledge of the event giving rise to the claim; otherwise the claim shall be void and deemed waived even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

         Written notice to the Company, or its officers, directors, employees or agents, shall be sent to its General Counsel at the Company's then-current address. Executive will be given written notice at the last address recorded in Executive's personnel file.

         The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

         DISCOVERY

         Each party shall have the right to take the deposition of one individual and any expert witness designated by another party. Each party also shall have the right to propound requests for production of documents to any party. The subpoena right specified below shall be applicable to discovery pursuant to this paragraph. Additional discovery may be had only where the Arbitrator selected pursuant to this Agreement so orders, upon a showing of substantial need.

         DESIGNATION OF WITNESSES

         At least thirty (30) days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration.

         SUBPOENAS

         Each party shall have the right to subpoena witnesses and documents for the arbitration.

         ARBITRATION PROCEDURES

         The Company and Executive agree that, except as provided in this Arbitration Agreement, any arbitration shall be in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA") before an Arbitrator who is licensed to practice law in the Commonwealth of Virginia ("Arbitrator"). The arbitration shall take place at the Company's headquarters in Richmond, Virginia.

         The Arbitrator shall be selected as follows. The AAA shall give each party a list of eleven (11) arbitrators drawn from its panel of labor-management dispute arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. If more than one common

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name remains on the lists of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of all parties, the AAA shall furnish an additional list or lists until the Arbitrator is selected.

         The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

         The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

         Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

         Either party, upon request at the close of hearing, shall be given leave to file a posthearing brief. The time for filing such a brief shall be set by the Arbitrator.

         The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations.

         ARBITRATION FEES AND COSTS

         The Company and Executive shall equally share the fees and costs of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, 10 days before the first day of hearing. Each party shall pay for its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, or if there is a written agreement providing for fees, the Arbitrator may award reasonable fees to the prevailing party.

         JUDICIAL REVIEW

         Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. A party opposing enforcement of an award may not do so in an enforcement proceeding, but must bring a separate action in any court of competent jurisdiction to set aside the award, where the standard of review will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.

         INTERSTATE COMMERCE


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         Executive understands and agrees that the Company is engaged in transactions involving interstate commerce and that Executive's employment involves such commerce.

         REQUIREMENTS FOR MODIFICATION OR REVOCATION

         This Arbitration Agreement shall survive the termination of Executive's employment. It can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this Arbitration Agreement.

         SOLE AND ENTIRE AGREEMENT

         This is the complete agreement of the parties on the subject of arbitration of disputes, except for any arbitration agreement in connection with any pension or benefit plan. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Arbitration Agreement, except as specifically set forth in this Arbitration Agreement.

         CONSTRUCTION

         If any provision of this Arbitration Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of this Arbitration Agreement.

         CONSIDERATION

         The promises by the Company and by Executive to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

         EMPLOYMENT AGREEMENT

         This Arbitration Agreement is not, and shall not be construed to create, any contract of employment, express or implied.

         VOLUNTARY AGREEMENT

         EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS ARBITRATION AGREEMENT, THAT EXECUTIVE UNDERSTANDS ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THIS ARBITRATION AGREEMENT ARE CONTAINED IN IT, AND THAT EXECUTIVE HAS ENTERED INTO THIS ARBITRATION AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS ARBITRATION AGREEMENT ITSELF.

         EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS ARBITRATION AGREEMENT WITH

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EXECUTIVE'S PRIVATE LEGAL COUNSEL AND HAS AVAILED HIM/HERSELF OF THAT
OPPORTUNITY TO THE EXTENT EXECUTIVE WISHES TO DO SO.




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